EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-84051, 333-38240, 333-70502, 333-70130 and 333-72416), as filed with the Securities and Exchange Commission on July 29, 1999 pertaining to the shares issued in conjunction with the acquisition of Knowledge Well Limited and Knowledge Well Group Limited, on May 31, 2000 pertaining to the shares issued in conjunction with the acquisitions of Learning Productions LLC and the net assets of AES, on September 28, 2001 pertaining to the shares issued in conjunction with the acquisition of icGlobal, on October 22, 2001 pertaining to the shares issued in conjunction with the acquisition of the assets of IMPAXselling and on October 29, 2001 pertaining to the shares issued in conjunction with the acquisition of SkillScape Solutions Inc., on Forms S-8 (Nos. 333-06409, 333-25245, 333-35745, 333-57031, 333-68499, 333-83927, 333-86861, 333-32380 and 333-46640), as filed with the Securities and Exchange Commission on June 20, 1996 pertaining to the 1994 Share Option Plan, on April 16, 1997 pertaining to the 1996 Supplemental Stock Plan and Applied Learning Limited Executive Stock Plan, on September 16, 1997 pertaining to the 1994 Share Option Plan, on June 17, 1998 pertaining to The Forefront Group, Inc. Amended and Restated 1992 Stock Option Plan, The Forefront Group, Inc. Amended and Restated 1996 Stock Option Plan and The Forefront Group, Inc. 1996 Non-Employee Directors’ Stock Option Plan, on December 7, 1998 pertaining to the Amended and Restated 1994 Share Option Plan, on July 28, 1999 pertaining to the Knowledge Well Limited 1998 Share Option Plan and the Knowledge Well Group Limited 1998 Share Option Plan, on September 10, 1999 pertaining to the 1994 Share Option Plan and the 1995 Employee Share Purchase Plan, on March 14, 2000 pertaining to the 1996 Supplemental Stock Plan, on March 14, 2000 pertaining to the 1996 Supplemental Stock Plan and on September 29, 2000 pertaining to the 1994 Share Option Plan and the 1996 Supplemental Stock Plan, of our reports dated January 16, 2001, with respect to the consolidated financial statements and schedule included in this annual report on Form 10-K for the year ended December 31, 2001.

By:	/s/ ERNST & YOUNG
Ernst & Young

Dublin, Ireland
Date:  March 8th, 2002